Main Street Restaurant Group, Inc. Announces:

-- Fourth Quarter Revenue Growth of 6.1% and a Same-Store Sales Increase of 5.0%

-- $2.5 Million in Restaurant Closure Charges for Fourth Quarter

-- Management to Present at ICR XChange Investor Conference January 12th

PHOENIX, AZ -- 01/11/2006 -- MAIN STREET RESTAURANT GROUP, INC. (NASDAQ: MAIN), the world's largest franchisee of T.G.I. Friday's restaurants, the owner and operator of The Bamboo Club -- Asian Bistro and the Redfish Seafood Grill and Bar restaurant concepts, and operator of one Alice Cooper'stown restaurant, today announced preliminary results for the fourth quarter of 2005.

For the quarter ended December 26, 2005, revenue grew 6.1% to $57.5 million compared with revenue of $54.2 million for the comparable quarter in 2004. The increase was primarily due to:

1. Revenue from the two new restaurants opened in 2005,

2. The full year impact of the two restaurants opened in 2004 and,

3. A 5.0% increase in same-store sales.

"Revenue results for the fourth quarter reflect the positive impact of both our newest T.G.I. Friday's store openings in Surprise and Phoenix, Arizona, as well as the revenue for the full 12 months of the locations we opened in 2004. All of these new sites have proven to be well situated and very well operated. And we are pleased with our quarterly same-store sales increase of 5%," said Bill Shrader, Chief Executive Officer.

Bill Shrader continued, "While revenue and same-store sales figures for the quarter were strong, Main Street remains committed to streamlining operations wherever possible, and implementing aggressive measures to improve sales flow-through profitability. Additionally, we are announcing that we will be closing one underperforming Bamboo Club restaurant where we lost substantial money in the last year. As part of our overall objective of increasing profitability we will continue to evaluate underperforming locations and take appropriate action. We will be recording additional asset write-downs and impairment charges for the fourth quarter of 2005. These steps will help maximize the Company's long-term profitability."

To that end, Main Street's management team recently completed negotiations to terminate the lease and close one underperforming Bamboo Club restaurant at the end of January, 2006. The asset write-down and lease termination costs associated with this restaurant will be approximately $2.5 million. The Company continues to negotiate with landlords on other underperforming locations.

Michael Garnreiter, Chief Financial Officer, said, "As we complete our year end review and audit we expect to record additional asset impairment write-downs on other underperforming Bamboo Club and Cooper'stown locations. These write-downs will likely be an additional $4.0 to $5.0 million in the fourth quarter."

Lastly, as previously reported the Company has also recorded in the fourth quarter $1.9 million in write-offs in connection with its new $45 million credit facility. This charge includes prepayment penalties on recently refinanced debt. This refinancing helped reduce the Company's overall debt level to under $40 million at the end of December, 2005.

The Company also announced today that it will present at the 8th Annual ICR XChange Investor Conference in Naples, Florida, on January 12, 2006 at 10:15 a.m. EST. The investor presentation will likely contain forward-looking statements regarding the Company's business and strategies and will be webcast live at www.mainandmain.com under the investor relations section.

MAIN STREET RESTAURANT GROUP, INC. is the world's largest franchisee of T.G.I. Friday's restaurants, operating 56 T.G.I. Friday's, 11 Bamboo Club -- Asian Bistros, four Redfish Seafood Grill and Bar, and one Alice Cooper'stown restaurants.

This press release contains forward-looking statements regarding the Company's business strategies, business outlook, anticipated new store openings, expected asset write-downs, and revenue and earnings expectations. These forward-looking statements are based primarily on the Company's expectations and are subject to a number of risks and uncertainties, some of which are beyond the Company's control. Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the Company's Form 10-K and 10-Q Reports as filed with the Securities and Exchange Commission.

Company Contact:
Michael Garnreiter
(602) 852-9000
Chief Financial Officer
E-mail:  Michaelg@mstreetinc.com